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[Graphic Omitted] Information Holdings Inc.

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News Room

Information Holdings to Acquire Aurigin Systems, Inc.
- Date Posted: 05/06/02

STAMFORD, Conn. -- (BUSINESS WIRE) -- May 6, 2002 -- Information Holdings Inc. (NYSE: IHI - news) announced that it has entered into an agreement to acquire essentially all of the assets of Aurigin Systems, Inc. (Aurigin) for cash consideration of approximately $12.4 million and the assumption of certain liabilities.

The company expects to complete the transaction within two weeks.

Aurigin provides intellectual property (IP) management systems, used primarily by corporations to search, analyze, annotate and group patent information, as well as proprietary corporate data. Aurigin will be integrated with the MicroPatent unit of IHI's Intellectual Property Group. The Company expects that Aurigin, which has been operating under Chapter 11 bankruptcy protection, will become profitable following a 3-6 month transition period.

Commenting on the transaction, Mason Slaine, President & CEO said, "Aurigin represents an important strategic acquisition for IHI. With previous equity investments approximating $65 million, Aurigin has been able to develop highly advanced IP analytical tools. When combined with MicroPatent's comprehensive IP databases, the patented Aurigin technologies will enable us to offer unparalleled value-added IP management solutions."

About Information Holdings Inc.

Information Holdings Inc. is a leading provider of information products and services to scientific, technical, medical, intellectual property and IT learning markets. Through its Intellectual Property Group, which includes MicroPatent(R), Master Data Center (TM), Liquent-IDRAC and LPS Group, IHI provides a broad array of databases, information products and complementary services for intellectual property and regulatory professionals. IHI is recognized as a leading provider of intellectual property information over the Internet. IHI's CRC Press(R) business publishes professional and academic books, journals, newsletters and electronic databases covering areas such as life sciences, environmental sciences, engineering, mathematics, physical sciences and business. IHI's Transcender(R) unit is a leading online provider of IT certification test-preparation products. Its products include exam simulations for certifications from major hardware and software providers.

The statements in this press release, which are not historical facts, are forward-looking statements. These forward-looking statements involve

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risks and uncertainties that could render them materially different.
Forward-looking statements are typically statements that are preceded by, followed by or include the words "believes," "plans," "intends," "will," "expects," "anticipates," or similar expressions. Actual results may differ materially from the results predicted, and reported results should not be considered as an indication of future performance. These forward-looking statements involve risks and uncertainties that could render them materially different. More information about factors that could potentially affect IHI's financial results is included in IHI's filings with the SEC, including its Annual Report on Form 10-K for the year ended December 31, 2001. The forward-looking information in this release reflects management's judgment only on the date of this press release. IHI undertakes no responsibility to publicly update the forward-looking statements contained in this press release.

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Contact:

      Information Holdings Inc.
      Vincent A. Chippari, 203/961-9208
      vchippari@informationholdings.com

(C)2001-2002 Information Holdings Inc. All Rights Reserved.